Exhibit 1.1

EXCLUSIVE DEALER MANAGER AGREEMENT

ATLAS GROWTH PARTNERS, L.P.

UP TO $1,000,000,000 IN THE AGGREGATE OF CLASS A AND CLASS T COMMON UNITS

April 5, 2016

Anthem Securities, Inc.

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, Pennsylvania 15275

Ladies and Gentlemen:

Atlas Growth Partners, L.P. (the “Partnership”) is a Delaware limited partnership. The Partnership proposes to offer:

(a) up to $1.0 billion of common units representing limited partner interests in the Partnership (the “Primary Units”) in any combination of Class A Common Units ($10.00 per unit) and Class T Common Units ($10.00 per unit) (individually the “Class A Units” and “Class T Units” and collectively, the “Common Units”), in the primary offering (the “Primary Offering”)1; and

(b) up to $200.0 million of Class A Units (the “DRIP Units” and, together with the Primary Units, the “Units”), for issuance through the Partnership’s distribution reinvestment plan (the “DRIP” and together with the Primary Offering, the “Offering”) (subject to the right of the Partnership to reallocate such Units between Class A and Class T Units and between the Primary Offering and the DRIP), all upon the other terms and subject to the conditions set forth in the Prospectus (as defined in Section 1(a)).

To the extent the Partnership extends the Offering, commencing with such time as the Partnership publishes either a per share value based on valuations of the assets and liabilities of the Partnership performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service and derived from a methodology that conforms to standard industry practice, or a per share value developed in a manner reasonably designed to ensure that the per share estimated value is reliable, which will be on or prior to the date that is 150 days following the second anniversary of breaking escrow in the Offering, the per share purchase price for the Primary Units and DRIP Units will be equal to the applicable per share NAV value plus, solely with respect to the Primary Units, applicable Selling Commissions and Dealer Manager Fees. If the Partnership changes the offering price as described in a post-effective amendment, the per unit purchase price for the Primary Units and DRIP Units will be adjusted accordingly and shall be equal to the applicable per unit price, solely with respect to the Primary Units, applicable Selling Commissions and Dealer Manager Fees, in each case to be paid pursuant to the Dealer Manager Agreement.

In consideration of the mutual covenants and agreements contained herein, intending to be legally bound, the parties agree to the terms and conditions set forth in this Exclusive Dealer Manager Agreement (the “Agreement”).

[1]	Investors that purchase Common Units in the Primary Offering will receive, for no additional consideration, warrants to purchase, upon the occurrence of a liquidity event, additional Common Units equal to 10% of such investor’s aggregate purchase of Common Units at an exercise price of $10.00 per Common Unit (the “Warrants”). The Partnership will also distribute Warrants on the same terms to existing unitholders.

Upon the terms and subject to the conditions contained in this Agreement, the Partnership hereby appoints Anthem Securities, Inc., a Pennsylvania corporation (the “Dealer Manager”), to act as the exclusive dealer manager for the Offering, and the Dealer Manager desires to accept such engagement.

1.	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER. The Partnership and Atlas Growth Partners GP, LLC, the general partner of the Partnership (the “General Partner”) hereby represent, warrant and agree during the term of this Agreement as follows:

(a)	REGISTRATION STATEMENT AND PROSPECTUS. In connection with the Offering, the Partnership has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-207537) on Form S-1 for the registration of the Primary Units under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”); one or more amendments to such registration statement have been or may be so prepared and filed. The registration statement on Form S-1 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that:

(i)	if the Partnership files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission; and

(ii)	if the Partnership files a prospectus pursuant to Rule 424 of the Securities Act Rules and Regulations, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 424 from and after the date on which it shall have been filed.

As used herein, the terms “Registration Statement” and “Prospectus” shall include the documents, if any, incorporated by reference therein. As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

(b)	DOCUMENTS INCORPORATED BY REFERENCE. The documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they hereafter are filed with the Commission, will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), and, when read together with the other information in the Prospectus, at the time the Registration Statement became effective and as of the applicable Effective Date of each post-effective amendment to the Registration Statement, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)	COMPLIANCE WITH THE SECURITIES ACT, ETC. During the term of this Agreement:

(i)	on (A) each applicable Effective Date, (B) the date of the Prospectus and (C) the date any supplement to the Prospectus is filed with the Commission, the Registration Statement, the Prospectus and any amendments or supplements thereto, as applicable, have complied, and will comply, in all material respects with the Securities Act and the Securities Act Rules and Regulations; and

(ii)	the Registration Statement does not, and any amendment thereto will not, in each case as of the applicable Effective Date, include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus does not, and any amendment or supplement thereto will not, as of the applicable filing date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing provisions of this Section 1(c) will not extend to any statements contained in, incorporated by reference in or omitted from the Registration Statement, the Prospectus or any amendment or supplement thereto that are based upon written information furnished to the Partnership by or on behalf of the Dealer Manager expressly for use therein, which information is set forth in Section 2(e) herein.

(d)	SECURITIES MATTERS. There has not been (i) any issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the Partnership’s knowledge, threat of any proceeding for that purpose or (ii) any notification with respect to the suspension of the qualification of the Primary Units for sale in any jurisdiction or any initiation or, to the Partnership’s knowledge, threat of any proceeding for such purpose. The Partnership is in compliance in all material respects with all federal and state securities laws, rules and regulations applicable to it and its activities, including, without limitation, with respect to the Offering and the sale of the Primary Units.

(e)	PARTNERSHIP STATUS. The Partnership is a limited partnership duly formed and validly existing under the general laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. Each of the General Partner and the subsidiaries of the Partnership as set forth in Annex A herein (the “Subsidiaries”) has been duly formed and is validly existing as a limited liability company and is in good standing under the laws of its jurisdiction of formation and has full limited liability company power and authority necessary to own, lease and operate its properties that it owns, leases or operates and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement (to the extent applicable), in each case in all material respects as described in this Agreement. Each of the Partnership, the General Partner and the Subsidiaries is duly qualified to transact business and is in good standing as a foreign limited liability company, as the case may be, in each other jurisdiction in which such qualification is required for the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Partnership MAE (as defined herein) or subject the limited partners of the Partnership to any material liability or disability.

(f)	AUTHORIZATION OF AGREEMENT. This Agreement is duly and validly authorized, executed and delivered by the General Partner on behalf of the Partnership and constitutes a valid and binding agreement of the Partnership enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

The execution and delivery of this Agreement and the performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under: (i) the Partnership’s or any of its Subsidiaries’ partnership agreement, limited liability company agreement or other organizational documents, as the case may be; (ii) any indenture, mortgage, unitholders’ agreement, note, lease or other agreement or instrument to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their properties is bound except, for purposes of this clause (ii) only, for such conflicts, breaches or defaults that do not result in and could not reasonably be expected to result in, individually or in the aggregate, a Partnership MAE (as defined below in this Section 1(f)); or (iii) any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the Partnership, any of its Subsidiaries or any of their properties. No consent, approval, authorization or order of any court or other governmental agency or body has been obtained or is required for the performance of this Agreement or for the consummation by the Partnership of any of the transactions contemplated hereby (except as have been obtained under the Securities Act, the Exchange Act, from the Financial Industry Regulatory Authority, Inc. (“FINRA”) or as may be required under state securities or applicable blue sky laws in connection with the offer and sale of the Units or under the laws of states in which the Partnership may own or lease its properties or conduct its business in connection with its qualification to transact business in such states or as may be required by subsequent events which may occur). Neither the Partnership nor any of its Subsidiaries is in violation of its partnership agreement, limited liability company agreement or other organizational documents, as the case may be.

As used in this Agreement, “Partnership MAE” means any event, circumstance, occurrence, fact, condition, change or effect, individually or in the aggregate, that is, or could reasonably be expected to be, materially adverse to (A) the condition, financial or otherwise, earnings, business affairs or business prospects of the Partnership and its Subsidiaries considered as one enterprise, or (B) the ability of the Partnership to perform its obligations under this Agreement or the validity or enforceability of this Agreement or the Units.

(g)	ACTIONS OR PROCEEDINGS. As of the initial Effective Date, there are no actions, suits or proceedings against, or investigations of, the Partnership or its Subsidiaries pending or, to the knowledge of the Partnership, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Units or the consummation of any of the transactions contemplated by this Agreement, (iii) that might materially and adversely affect the performance by the Partnership of its obligations under or the validity or enforceability of, this Agreement or the Units, (iv) that might result in a Partnership MAE, or (v) seeking to affect adversely the federal income tax attributes of the Units except as described in the Prospectus. The Partnership promptly will give notice to the Dealer Manager of the occurrence of any action, suit, proceeding or investigation of the type referred to in this Section 1(g) arising or occurring on or after the initial Effective Date.

(h)	SALES LITERATURE. Any supplemental sales literature or advertisement (including, without limitation any “institutional use only” material), regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which previously has been, or hereafter is, furnished or approved by the Partnership (collectively, “Approved Sales Literature”), shall, to the extent required, be filed with and approved by the appropriate securities agencies and bodies, provided that the Dealer Manager will make all FINRA filings, to the extent required. Any and all Approved Sales Literature did not or will not at the time provided for use include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(i)	AUTHORIZATION OF UNITS. The Units have been duly authorized and, when issued and sold as contemplated by the Prospectus and upon payment therefor as provided in this Agreement and the Prospectus, will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus (except as such nonassessability may be affected by matters described in Section 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act); no holder of the Units is or will be subject to personal liability by reason of being such a holder; and the issuance and sale of the Units to be sold by the Partnership under this Agreement are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Partnership or any other person. The Units are registered pursuant to Section 12(b) of the Exchange Act. The Partnership has taken no action designed to, or likely to have the effect of, terminating the registration of the Units under the Exchange Act, nor has the Partnership received any notification that the Commission is contemplating terminating such registration.

(j)	TAXES. Any material taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Units have been or will be paid when due except for such taxes, if any, as are being contested in good faith or for which an extension has been obtained and as to which adequate reserves have been provided. There is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Partnership or any of its Subsidiaries or any of their respective properties or assets, except for such taxes, if any, as are being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, result in a Partnership MAE.

(k)	INVESTMENT COMPANY. The Partnership is not and, after giving effect to the offering and sale of the Units and the application of the net proceeds thereof as described in the Registration Statement and the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder, each as in effect on the date of such representation.

(l)	TAX RETURNS. The Partnership has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Partnership on or before the due dates therefor (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all assessments received by the Partnership to the extent that such taxes or assessments have become due.

(m)	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Grant Thornton LLP, who has certified certain financial statements appearing in the Registration Statement and the Prospectus is an independent registered public accounting firm within the meaning of the Securities Act and the Securities Act Rules and Regulations. Such accountants have not been engaged by the Partnership to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

The Partnership and its Subsidiaries maintain and have established and maintained effective “internal control over financial reporting” (as defined in Rule 13a-15 of the Exchange Act Regulations). The Partnership and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement and the Prospectus, there has not been (1) at any time during the Partnership’s three consecutive fiscal years ended with and including the Partnership’s most recent fiscal year for which audited financial statements are included in the Registration Statement and the Prospectus or at any time subsequent thereto, any material weakness (as defined in Rule 1-02 of Regulation S-X of the Commission) in the Partnership’s internal control over financial reporting (whether or not remediated), or (2) any fraud, whether or not material, involving management or other employees who have a role in the Partnership’s internal control over financial reporting and, since the end of the Partnership’s most recent fiscal year for which audited financial statements are included in the Registration Statement and the Prospectus, there has been no change in the Partnership’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting. The Partnership and its Subsidiaries have established, maintained and periodically evaluate the effectiveness of “disclosure controls and procedures” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act and the interactive data included as an exhibit to the Registration Statement or incorporated by reference in the Registration Statement are recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Partnership’s management, including the principal executive officer or officers of the General Partner and the principal financial officer or officers of the General Partner, as appropriate, to allow timely decisions regarding disclosure.

The Partnership’s independent public accountants and the audit committee of the General Partner’s board of directors have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the Commission), if any, in the Partnership’s internal control over financial reporting and of all fraud, if any, whether or not material, involving management or other employees who have a role in the Partnership’s internal control over financial reporting, in each case that occurred or existed, or was first detected, at any time during the Partnership’s three consecutive fiscal years ended with and including the Partnership’s most recent fiscal year for which audited financial statements are included in the Registration Statement and the Prospectus or at any time subsequent thereto.

(n)	PREPARATION OF THE FINANCIAL STATEMENTS. The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly the consolidated financial position of the Partnership and its Subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with GAAP as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement or any applicable Prospectus.

(o)	MATERIAL ADVERSE CHANGE. Since the respective dates as of which information is given in the Registration Statement and the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), except as may otherwise be stated therein or contemplated thereby, there has not occurred a Partnership MAE, whether or not arising in the ordinary course of business.

(p)

GOVERNMENT PERMITS. The Partnership and its Subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, other than those which the failure to possess or own would not have, individually or in the aggregate, a Partnership MAE.

Neither the Partnership nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Partnership MAE.

(q)	PARTNERSHIP AGREEMENT;

(i)	The First Amended and Restated Partnership Agreement of Atlas Growth Partners, L.P. (“Partnership Agreement”) is duly and validly authorized, executed and delivered by or on behalf of the General Partner, and each constitutes a valid and binding agreement enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

(ii)	The execution and delivery of the Partnership Agreement and the performance hereunder and thereunder by the General Partner do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under: (i) the partnership agreement, the limited liability company agreement, or other organizational documents of the General Partner or any of its subsidiaries; (ii) any indenture, mortgage, unitholders agreement, note, lease or other agreement or instrument to which the General Partner or any of its subsidiaries is a party or by which the General Partner or any of its subsidiaries or any of their properties is bound except, for purposes of this clause (ii) only, for such conflicts, breaches or defaults that could not reasonably be expected to have or result in, individually or in the aggregate, (A) a material adverse effect on the condition, financial or otherwise, earnings, business affairs or business prospects of the General Partner, or (B) a Partnership MAE; or (iii) any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the General Partner or any of its oil and gas assets. No consent, approval, authorization or order of any court or other governmental agency or body has been obtained or is required for the performance of the Partnership Agreement by the General Partner. The General Partner is not in violation of its organizational documents.

(iii)	There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the General Partner, threatened against or affecting the General Partner.

(iv)	The General Partner possesses such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, other than those which the failure to possess or own would not have or result in, individually or in the aggregate, (A) a material adverse effect on the condition, financial or otherwise, earnings, business affairs or business prospects of the General Partner, (B) a Partnership MAE, or (C) a material adverse effect on the performance of the services under the Partnership Agreement by the General Partner, and the General Partner has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

(r)

ASSETS. Except as otherwise disclosed in the Prospectus and except as would not result in, individually or in the aggregate, a Partnership MAE, (i) all oil and gas properties and assets described in the Prospectus are owned with good and marketable title (or the equivalent thereto for any loans or securities owned) by the Partnership or its Subsidiaries except any liens that are described in the Registration Statement and the Prospectus, or exist pursuant to any existing credit agreements or are not, individually or in the aggregate, material to the Partnership or any Subsidiaries taken as a whole, are not required to be disclosed in the Registration Statement or the Prospectus, do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Partnership or any Subsidiaries, and (ii) all liens, charges, encumbrances, claims or restrictions on or affecting any of the oil and gas properties and assets of the Partnership or any of its Subsidiaries which are required to be disclosed in the Prospectus are disclosed therein.

(s)	HAZARDOUS MATERIALS. Except as described in the Registration Statement and the Prospectus and except as would not, individually or in the aggregate, result in a Partnership MAE, (i) none of the Partnership and its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Partnership and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings under any Environmental Law against the Partnership and its Subsidiaries, and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Partnership and its Subsidiaries relating to Hazardous Materials or under any Environmental Laws.

2.	REPRESENTATIONS AND WARRANTIES OF THE DEALER MANAGER. The Dealer Manager represents and warrants to the Partnership during the term of this Agreement that:

(a)	ORGANIZATION STATUS. The Dealer Manager is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)	AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by the Dealer Manager, and assuming due authorization, execution and delivery of this Agreement by the Partnership and the General Partner, will constitute a valid and legally binding agreement of the Dealer Manager enforceable against the Dealer Manager in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

(c)	ABSENCE OF CONFLICT OR DEFAULT. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under (i) its organizational documents, (ii) any indenture, mortgage, stockholders’ agreement, note, lease or other agreement or instrument to which the Dealer Manager is a party or by which it may be bound, or to which any of the property or assets of the Dealer Manager is subject, or (iii) any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager or its assets, properties or operations, except in the case of clause (ii) or (iii) for such conflicts or defaults that would not individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business affairs, properties or results of operations of the Dealer Manager.

(d)	BROKER-DEALER REGISTRATION; FINRA MEMBERSHIP. The Dealer Manager is, and during the term of this Agreement will be, (i) duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, (ii) a member in good standing of FINRA, and (iii) a broker or dealer duly registered as such in those states where the Dealer Manager is required to be registered in order to carry out the Offering as contemplated by this Agreement. Each of the Dealer Manager’s employees and representatives has all required licenses and registrations to act under this Agreement. There is no provision in the Dealer Manager’s FINRA membership agreement that would restrict the ability of the Dealer Manager to carry out the Offering as contemplated by this Agreement.

(e)	DISCLOSURE. The information under the caption “Plan of Distribution” in the Prospectus insofar as it relates to the Dealer Manager, and all other information furnished to the Partnership by the Dealer Manager in writing specifically for use in the Registration Statement, any preliminary Prospectus or the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. It is being understood and agreed upon that such information shall consist of the following: (1) the first sentence under heading “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Units”; (2) the first sentence of the sixth paragraph under the heading “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Units”; and (3) the first sentence of the tenth paragraph under the heading “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Units” in the Prospectus.

3.	OFFERING AND SALE OF THE UNITS. Upon the terms and subject to the conditions set forth in this Agreement, the Partnership hereby appoints the Dealer Manager as its agent and exclusive distributor to solicit and to retain the Soliciting Dealers (as defined in Section 3(a)) to solicit subscriptions for the Units at the subscription price to be paid in cash. The Dealer Manager hereby accepts such agency and exclusive distributorship and agrees to use its best efforts to sell or cause to be sold the Units in such quantities and to such Persons in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. The Dealer Manager shall do so during the period commencing on the initial Effective Date and ending on the first to occur of the following:

(i) the sale of all of the Common Units offered by the Prospectus;

(ii) , 2018, which is the two-year anniversary of the effectiveness of the Registration Statement of which the Prospectus is a part (subject to extension for up to six months, in order to achieve the maximum offering of $1,000,000,000 in Common Units); and

(iii) our failure to sell at least $1,000,000 in Common Units on or before , 2018

The number of Units, if any, to be reserved for sale by each Soliciting Dealer may be determined, from time to time, by the Dealer Manager upon prior consultation with the Partnership. In the absence of such determination, the Partnership shall, subject to the provisions of Section 3(b), accept Subscription Agreements (as defined in Section 6(d)) based upon a first-come, first accepted reservation or other similar method. Under no circumstances will the Dealer Manager be obligated to underwrite or purchase any Units for its own account and, in soliciting purchases of Units, the Dealer Manager shall act solely as the Partnership’s agent and not as an underwriter or principal.

(a)	SOLICITING DEALERS. The Units offered and sold through the Dealer Manager under this Agreement shall be offered and sold only by the Dealer Manager and other securities dealers the Dealer Manager may retain (collectively the “Soliciting Dealers”); provided, that (i) the Dealer Manager reasonably believes that all Soliciting Dealers are registered with the Commission, are members of FINRA and are duly licensed or registered by the regulatory authorities in the jurisdictions in which they will offer and sell Units, or are exempt from broker dealer registration with the Commission and all other applicable regulatory authorities, (ii) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Soliciting Dealers Agreement approved by the Partnership and the Dealer Manager (the “Soliciting Dealers Agreement”), and (iii) the Partnership shall have previously approved each Soliciting Dealer (such approval not to be unreasonably withheld, conditioned or delayed).

(b)	SUBSCRIPTION DOCUMENTS. Each Person desiring to purchase Units through the Dealer Manager, or any other Soliciting Dealer, will be required to complete and execute the subscription documents described in and included with the Prospectus.

Until the minimum offering of $1,000,000 in any combination of Class A and Class T Units has been sold, payments for Units shall be made by checks payable to “UMB BANK, N.A., ESCROW AGENT FOR ATLAS GROWTH PARTNERS, L.P.” During such time, the Soliciting Dealer shall forward original checks together with an original Subscription Agreement, executed and initialed by the subscriber as provided for in the Subscription Agreement, to the Escrow Agent at the address provided in the Subscription Agreement.

When a Soliciting Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and the check for the purchase of Units were initially received by the Soliciting Dealer from the subscriber, the Soliciting Dealer shall transmit the Subscription Agreement and such check to the Escrow Agent by the end of the next business day following receipt of the check and Subscription Agreement. When, pursuant to Soliciting Dealer’s internal supervisory procedures, the Soliciting Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), the Soliciting Dealer shall transmit the check for the purchase of Units and Subscription Agreement to the Final Review Office by the end of the next business day following the Soliciting Dealer’s receipt of the Subscription Agreement and such check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and the check for the purchase of Units, forward both the Subscription Agreement and such check to the Escrow Agent. If any Subscription Agreement solicited by the Soliciting Dealer is rejected by the Dealer Manager or the Partnership, then the Subscription Agreement and such check will be returned to the rejected subscriber within ten (10) business days from the date of rejection.

(c)

COMPLETED SALE. A sale of a Unit shall be deemed by the Partnership to be completed for purposes of Section 3(d) if and only if (i) the Partnership has received a properly completed and executed Subscription Agreement, together with payment of the full purchase price of each purchased Unit (which includes the applicable Selling Commissions and Dealer Manager Fees), from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Soliciting Dealer, or the Dealer Manager, as applicable, in accordance with the provisions of this Agreement, (ii) the Partnership has accepted such subscription, and (iii) such investor has been admitted as a unitholder of the Partnership. In addition, no sale of Units shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus. The Dealer Manager hereby acknowledges and agrees that (i) the Partnership, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever or no reason, (ii) no Selling Commission or Dealer Manager Fee will be paid to the Dealer Manager with respect to that portion of any subscription which is rejected and (iii) the Partnership is acting as an intermediary with respect to the Selling Commissions and Dealer Manager Fees payable to the Dealer Manager, and shall pay amounts to the Dealer Manager in accordance with this Agreement if received from an investor in connection with its purchase of Units.

(d)	DEALER-MANAGER COMPENSATION.

(i)	Subject to the discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3(d) and Section 3(c), the Partnership agrees to pay the Dealer Manager selling commissions in the amount of seven percent (7.0%) of the selling price of each Class A Unit for which a sale is completed from the Class A Units offered in the Primary Offering (“Class A Selling Commissions”) and selling commissions in the amount of three percent (3.0%) of the selling price of each Class T Unit for which a sale is completed from the Class T Units offered in the Primary Offering (“Class T Selling Commissions” and collectively with the Class A Selling Commissions, including any discounted commissions, the “Selling Commissions”). No Selling Commissions will be paid for sales of DRIP Units, and Selling Commissions may be reduced or eliminated on certain sales of Class A Units, including the reduction or elimination of Class A Selling Commissions in accordance with, and on the terms set forth in, the Prospectus. The Dealer Manager will reallow all or a portion of the Selling Commissions, subject to federal and state securities laws, to the Soliciting Dealer who sold the Primary Units, as described more fully in the Soliciting Dealers Agreement. In no event shall the Dealer Manager be entitled to payment of any compensation in connection with a sale pursuant to the Offering that is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable expenses actually incurred by the Dealer Manager or Person associated with the Dealer Manager shall not be presumed to be unfair or unreasonable and shall be reimbursed in accordance with the terms of this Agreement under normal circumstances.

(ii)	Subject to the limitations described herein, the Partnership will pay to the Dealer Manager a distribution and unitholder servicing fee in the aggregate amount of 4% of the gross offering proceeds from the sale of Class T Common Units. No selling commissions, dealer manager fees or distribution and unitholder servicing fees shall be paid to the Dealer Manager or any Soliciting Dealer with respect to sales pursuant to the DRIP.

(iii)

The Dealer Manager may reallow the distribution and unitholder servicing fees to the Soliciting Dealer who sold the Class T Units giving rise to the distribution and unitholder servicing fees to the extent the Soliciting Dealer Agreement with the applicable Soliciting Dealer provides for reallowance. Notwithstanding the foregoing, if the Dealer Manager is notified that the Soliciting Dealer who sold the Class T Units is no longer the broker-dealer of record with respect to the Class T Units, then the applicable Soliciting Dealer’s entitlement to the distribution and unitholder servicing fee relating to the Class T Units shall cease, and the applicable Soliciting Dealer shall not receive the distribution and unitholder servicing fees for any portion of the month in which the Soliciting Dealer is not the broker-dealer of record on the last day of the month; provided, however, if the change in the broker-dealer of record with respect to the Class T Units is made in connection with a change in the registration of record for the Class T Units on the Partnership’s books and records (including, but not limited to, a registration due to a sale or a transfer or a change in the form of ownership of the account), then the Soliciting Dealer shall be entitled to a pro rata portion of the distribution and unitholder servicing fees related to the Class T Units for the portion of the month for which the Soliciting Dealer was the broker-dealer of record. Thereafter, the distribution and unitholder servicing fees may be reallowed by the Dealer Manager to the then-current broker-dealer of record of the Class T Units, if any, if the broker-dealer of record has entered into a Soliciting Dealer Agreement or similar agreement with the Dealer Manager that provides for reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Partnership will cease paying the distribution and unitholder servicing fee with respect to any particular Class T Unit sold in the Primary Offering on the earliest to occur of the following: (i) a listing of the Class A Units on a national securities exchange; (ii) a merger or consolidation of the Partnership with or into another entity, or the sale or other disposition of all or substantially all of the Partnership’s assets; and (iii) the end of the month in which the underwriting compensation paid in the Primary Offering plus the distribution and unitholder servicing fee paid with respect to that Class T Unit equals 10% of the gross offering price of that Class T Unit.

(iv)	Subject to the discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3(d) and Section 3(c), as compensation for acting as the dealer manager of the Offering, the Partnership will pay the Dealer Manager a dealer manager fee in in the amount of three percent (3.0%) of the selling price of each Class A Unit and Class T Unit for which a sale is completed from the Class A Units and Class T Units offered in the Primary Offering (“Dealer Manager Fee”). The Dealer Manager may re-allow up to fifty percent (50%) of the Dealer Manager Fee, subject to federal and state securities laws, to the Soliciting Dealer who sold the Primary Units, as described more fully in the Soliciting Dealer Agreement. No Dealer Manager Fee will be paid in connection with DRIP Units.

(v)	All Selling Commissions and Dealer Manager Fees payable to the Dealer Manager will be paid within thirty (30) days after the investor subscribing for the Units is admitted as a unitholder of the Partnership, in an amount equal to the Selling Commissions and Dealer Manager Fees payable with respect to such Units.

(vi)	In no event shall the total aggregate compensation payable to the Dealer Manager and any Soliciting Dealers participating in the Offering, including, but not limited to, Selling Commissions, the Dealer Manager Fee and the distribution and unitholder servicing fee, exceed ten percent (10.0%) of gross offering proceeds from the Primary Offering.

In connection with the minimum amount offered by the Partnership pursuant to the Prospectus and FINRA’s 10% underwriting compensation limitation as set forth in FINRA Rule 2310(b)(4)(B)(ii) (“FINRA’s 10% Cap”), the Dealer Manager shall advance all of the fixed expenses related to the sale of Units, including, but not limited to, wholesaling salaries, salaries of dual employees allocated to wholesaling activities, and other fixed expenses (including, but not limited to, wholesaling expense reimbursements and the Dealer Manager’s legal expenses associated with filing the Offering with FINRA), that are required to be included within FINRA’s 10% cap to ensure that the aggregate underwriting compensation paid in connection with the Offering does not exceed FINRA’s 10% Cap.

The Dealer Manager shall repay to the Partnership any excess amounts received over FINRA’s 10% cap if the Offering is abruptly terminated after receiving the minimum amount offered by the Partnership pursuant to the Prospectus and before reaching the maximum amount offered by the Partnership pursuant to the Prospectus.

No compensation in connection with the Offering may be paid to the Dealer Manager, Soliciting Dealers or their affiliates out of the proceeds of the Offering prior to the release of such proceeds from escrow. However, if any such payments are made from sources other than proceeds of the Offering, they shall be made only on the basis of bona fide transactions.

(vii)	Notwithstanding anything to the contrary contained herein, if the Partnership pays any Selling Commission to the Dealer Manager for sale by a Soliciting Dealer of one or more Units and the subscription is rescinded as to one or more of the Units covered by such subscription, then the Partnership shall decrease the next payment of Selling Commissions or other compensation otherwise payable to the Dealer Manager by the Partnership under this Agreement by an amount equal to the Selling Commission rate established in this Section 3(d), multiplied by the number of Units as to which the subscription is rescinded. If no payment of Selling Commissions or other compensation is due to the Dealer Manager after such withdrawal occurs, then the Dealer Manager shall pay the amount specified in the preceding sentence to the Partnership within a reasonable period of time not to exceed thirty (30) days following receipt of notice by the Dealer Manager from the Partnership stating the amount owed as a result of rescinded subscriptions.

(e)	REASONABLE BONA FIDE DUE DILIGENCE EXPENSES. The Partnership shall reimburse the Dealer Manager or any Soliciting Dealer for reasonable bona fide due diligence expenses incurred by the Dealer Manager or any Soliciting Dealer. The Partnership shall only reimburse the Dealer Manager or any Soliciting Dealer for such reasonable bona fide due diligence expenses to the extent such expenses have actually been incurred and are supported by detailed and itemized invoice(s) provided to the Partnership and permitted pursuant to the rules and regulations of FINRA.

(f)	CERTAIN ADVANCES TO DEALER MANAGER. The parties hereto acknowledge that prior to the initial Effective Date, the Partnership may have paid to the Dealer Manager advances of monies against out-of-pocket accountable expenses actually anticipated to be incurred by the Dealer Manager in connection with the Offering (other than reasonable bona fide due diligence expenses). Such advances, if any, shall be credited against such portion of the Dealer Manager Fee payable pursuant to Section 3(d) that is retained by the Dealer Manager and not re-allowed until the full amount of such advances is offset. Such advances are not intended to be in addition to the compensation set forth in Section 3(d) and any and all monies advanced that are not utilized for out-of-pocket accountable expenses actually incurred by the Dealer Manager in connection with the Offering (other than reasonable bona fide due diligence expenses) shall be reimbursed by the Dealer Manager to the Partnership.

4.

CONDITIONS TO THE DEALER MANAGER’S OBLIGATIONS. The Dealer Manager’s obligations hereunder shall be subject to the following conditions, and if all such conditions are not satisfied or waived by the Dealer Manager on or before the applicable date set forth below or at any time thereafter until the Termination Date (as defined in Section 10(a)), then the Dealer Manager is not obligated hereunder and no funds shall be released (1) from the Escrow Account if the Dealer Manager provides notice to this effect to the Partnership and the Escrow Agent, and (2) from the Deposit Account if the Dealer Manager provides notice to this effect to the Partnership and the Depository Bank (as defined herein):

(a)	The representations and warranties on the part of the Partnership contained in this Agreement hereof shall be true and correct in all material respects and the Partnership and the General Partner shall have complied with their covenants, agreements and obligations contained in this Agreement in all material respects.

(b)	The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and, to the best knowledge of the Partnership and the General Partner, no proceedings for that purpose shall have been instituted, threatened or contemplated by the Commission; and any request by the Commission for additional information (to be included in the Registration Statement or Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Dealer Manager.

(c)	The Registration Statement and the Prospectus, and any amendment or any supplement thereto, shall not contain any untrue statement of material fact, or omit to state a material fact required to be stated therein in light of the circumstances under which they are made, or necessary to make the statements therein not misleading.

(d)	On the initial Effective Date and at or prior to the fifth business day following the Effective Date of each post-effective amendment to the Registration Statement that includes or incorporates by reference the audited financial statements for the preceding fiscal year, the Dealer Manager reserves the right to receive from Grant Thornton LLP, or other such independent registered public accountants for the Partnership, (i) a letter, dated the applicable date, addressed to the Dealer Manager, in form and substance satisfactory to the Dealer Manager, containing statements and information of the type ordinarily included in accountant’s “comfort letters” to placement agents or dealer managers, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited financial statements and certain financial information contained in the Registration Statement and the Prospectus, and (ii) confirming that they are (A) independent registered public accountants as required by the Securities Act, and (B) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X.

At or prior to the fifth business day following (i) the request by the Dealer Manager in connection with any third party due diligence investigation, and (ii) the Effective Date of each post-effective amendment to the Registration Statement (other than post-effective amendments filed solely pursuant to Rule 462(d) under the Securities Act and other than the post-effective amendments referred to in Section 4(d)), the Dealer Manager shall have received from Grant Thornton LLP or such other independent public or certified public accountants for the Partnership, a letter, dated such date, in form and substance satisfactory to the Dealer Manager, to the effect that they reaffirm the statements made in the most recent letter furnished pursuant to Section 4(d), except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the date of the letter furnished pursuant to this Section 4(e).

5.	COVENANTS OF THE PARTNERSHIP AND THE GENERAL PARTNER. The Partnership and the General Partner covenant and agree with the Dealer Manager as follows:

(a)	REGISTRATION STATEMENT. The Partnership will use commercially reasonable efforts to (i) cause the Registration Statement and any subsequent amendments thereto to become effective as promptly as possible and (ii) on an ongoing basis maintain effective status with the Commission thereafter. The Partnership will furnish a copy of any proposed amendment or supplement of the Registration Statement or the Prospectus to the Dealer Manager. The Partnership will comply in all material respects with all federal and state securities laws, rules and regulations which are required to be complied with in order to permit the continuance of offers and sales of the Units in accordance with the provisions hereof and of the Prospectus.

(b)	COMMISSION ORDERS. If the Commission shall issue any stop order or any other order preventing or suspending the use of the Prospectus, or shall institute any proceedings for that purpose, then the Partnership will promptly notify the Dealer Manager and the Partnership shall use its commercially reasonable efforts to prevent the issuance of any such order and, if any such order is issued, to use commercially reasonable efforts to obtain the removal thereof as promptly as possible.

(c)	BLUE SKY QUALIFICATIONS. The Partnership will use commercially reasonable efforts to qualify the Units for offering and sale under the securities or blue sky laws of such jurisdictions as the Dealer Manager and the Partnership shall mutually agree upon and to make such applications, file such documents and furnish such information as may be reasonably required for that purpose. The Partnership will, at the Dealer Manager’s request, furnish the Dealer Manager with a copy of such papers filed by the Partnership in connection with any such qualification. The Partnership will promptly advise the Dealer Manager of the issuance by such securities administrators of any stop order preventing or suspending the use of the Prospectus or of the institution of any proceedings for that purpose, and will use its commercially reasonable efforts to prevent the issuance of any such order and if any such order is issued, to use its commercially reasonable efforts to obtain the removal thereof as promptly as possible. The Partnership will furnish the Dealer Manager with a Blue Sky Survey dated as of the initial Effective Date, which will be supplemented to reflect changes or additions to the information disclosed in such survey.

(d)	AMENDMENTS AND SUPPLEMENTS. If, at any time when a Prospectus relating to the Units is required to be delivered under the Securities Act, any event shall have occurred to the knowledge of the Partnership, or the Partnership receives notice from the Dealer Manager that it believes such an event has occurred, as a result of which the Prospectus or any Approved Sales Literature as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time it is so required to be delivered to a subscriber, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus relating to the Units to comply with the Securities Act, then the Partnership will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will prepare and file with the Commission an amendment or supplement which will correct such statement or effect such compliance to the extent required, and shall make available to the Dealer Manager thereof sufficient copies for its own use or distribution to the Soliciting Dealers.

(e)	REQUESTS FROM COMMISSION. The Partnership will promptly advise the Dealer Manager of any request made by the Commission or a state securities administrator for amending the Registration Statement, supplementing the Prospectus or for additional information.

(f)	COPIES OF REGISTRATION STATEMENT. The Partnership will furnish the Dealer Manager with one signed copy of the Registration Statement, including its exhibits, and such additional copies of the Registration Statement, without exhibits, and the Prospectus and all amendments and supplements thereto, which are finally approved by the Commission, as the Dealer Manager may reasonably request for sale of the Units.

(g)	QUALIFICATION TO TRANSACT BUSINESS. The Partnership will take all steps necessary to ensure that at all times the Partnership will validly exist as a Delaware limited partnership and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.

(h)	AUTHORITY TO PERFORM AGREEMENTS. The Partnership undertakes to obtain all consents, approvals, authorizations or orders of any court or governmental agency or body which are required for the Partnership’s performance of this Agreement and under the Partnership’s certificate of limited partnership and partnership agreement (as the same may be amended, supplemented or otherwise modified from time-to-time, the “Partnership’s Partnership Agreement”) for the consummation of the transactions contemplated hereby and thereby, respectively, or the conducting by the Partnership of the business described in the Prospectus.

(i)	SALES LITERATURE. The Partnership will furnish to the Dealer Manager as promptly as shall be practicable upon request any Approved Sales Literature (provided that the use of said material has been first approved for use by all appropriate regulatory agencies). Any supplemental sales literature or advertisement, regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which is furnished or approved by the Partnership (including, without limitation, Approved Sales Literature) shall, to the extent required, be filed with and, to the extent required, approved by the appropriate securities agencies and bodies, provided that the Dealer Manager will make all FINRA filings, to the extent required. The Partnership agrees to prepare sales literature reasonably requested by the Dealer Manager in connection with the Offering. The Partnership and the Dealer Manager agree that all sales literature developed in connection with the Offering shall be the property of the Partnership and the Partnership shall have control of all such sales literature. Each of the Partnership and the General Partner will not (and will cause its affiliates, other than the Dealer Manager, to not): (1) show or give to any investor or prospective investor or reproduce any material or writing that is marked “institutional use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Units to members of the public and (2) show or give to any investor or prospective investor in a particular jurisdiction any material or writing if such material bears a legend denoting that it is not to be used in connection with the sale of Units to members of the public in such jurisdiction.

(j)	CERTIFICATES OF COMPLIANCE. The Partnership shall provide, from time to time upon request of the Dealer Manager, certificates of its chief executive officer and chief financial officer of compliance by the Partnership of the requirements of this Agreement.

(k)	USE OF PROCEEDS. The Partnership will apply the proceeds from the sale of the Units as set forth or described in the Prospectus.

(l)	CUSTOMER INFORMATION. The Partnership shall:

(i)	abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), (B) the privacy standards and requirements of any other applicable federal or state law, and (C) its own internal privacy policies and procedures, each as may be amended from time to time;

(ii)	refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(iii)	determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers from the Soliciting Dealers (the “List”) to identify customers that have exercised their opt-out rights. If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(m)	DEALER MANAGER’S REVIEW OF PROPOSED AMENDMENTS AND SUPPLEMENTS. Prior to amending or supplementing the Registration Statement or the Prospectus (including any amendment or supplement through incorporation of any report filed under the Exchange Act), the Partnership shall furnish to the Dealer Manager for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Partnership shall not file or use any such proposed amendment or supplement without the Dealer Manager’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(n)	CERTAIN PAYMENTS. Without the prior consent of the Dealer Manager, none of the Partnership, the General Partner or any of their respective affiliates will make any payment (cash or non-cash) to any associated Person or registered representative of the Dealer Manager.

(o)	ESCROW AGREEMENT. The Partnership will enter into an escrow agreement (the “Escrow Agreement”) with the Dealer Manager and UMB Bank, N.A. (the “Escrow Agent”), substantially in the form included as an exhibit to the Registration Statement, which will provide for the establishment of an escrow account (the “Escrow Account”) for the purpose of holding subscription funds in respect of Units. Once a minimum of $1,000,000 of subscription funds from the sale of any combination of Class A Units and Class T Units (the “Minimum Offering”) has been deposited in the Escrow Account, upon determination by the Partnership that it intends to break escrow, the Partnership shall deposit (or cause to be deposited), except as provided in the Escrow Agreement, all subscription funds from the sale of Units to a designated deposit account in the name of the Partnership (the “Deposit Account”) at a depository bank (the “Depository Bank”) which shall be subject to the reasonable prior approval of the Dealer Manager, subject to any higher or continuing escrow obligations imposed by certain states as described in the Prospectus. The Deposit Account shall be subject to a deposit account control agreement between the Depository Bank, the Partnership, and the Dealer Manager (the “Control Agreement”). As used herein, “Person” or “Persons” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or agency or other entity of any kind. If the Minimum Offering has not been obtained prior to the Termination Date (as defined in Section 10(a)), the Escrow Agent shall, promptly following the Termination Date, but in no event more than ten (10) days after the Termination Date, refund to each investor by check funds deposited in the Escrow Account or shall return the instruments of payment delivered to the Escrow Agent if such instruments have not been processed for collection prior to such time, directly to each investor at the address provided in the list of investors.

(p)	DEPOSIT ACCOUNT. Once subscription funds, including from Persons affiliated with the Partnership or the General Partner, in the Escrow Account aggregate a minimum of $1,000,000 in respect of Units, subject to any continuing escrow obligations imposed by certain states as described in the Prospectus and provided for in the Escrow Agreement, the Partnership will deposit all subsequent subscription funds in the Deposit Account. At all times until the Termination Date, the Deposit Account shall be subject to the Control Agreement that will provide, among other things, that the Partnership shall not withdraw any funds from the Deposit Account once the Dealer Manager provides notice to the Partnership and the Depository Bank that a condition set forth in Section 4 has not been satisfied or waived by the Dealer Manager. Such restriction on withdrawal shall continue until the Dealer Manager notifies the Partnership and the Depository Bank that funds in the Deposit Account can be released upon order of the Partnership.

(q)	REGULATORY FILINGS. Notwithstanding anything herein to the contrary, the Partnership shall provide to the Dealer Manager for its prior approval (not to be unreasonably withheld, conditioned or delayed) with a copy of any notice, filing, application, registration, document, correspondence or other information that the Partnership proposes to deliver, make or file with any governmental authority or agency (federal, state or otherwise) or with FINRA in connection with the Offering, this Agreement or any of the transactions completed hereby.

6.	COVENANTS OF THE DEALER MANAGER. The Dealer Manager covenants and agrees with the Partnership as follows:

(a)	COMPLIANCE WITH LAWS. With respect to the Dealer Manager’s participation and the participation by each Soliciting Dealer in the offer and sale of the Units (including, without limitation, any resales and transfers of Units), the Dealer Manager shall, and each Soliciting Dealer in its Soliciting Dealer Agreement will agree, to comply in all material respects with all applicable requirements of (i) the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations and all other federal regulations applicable to the Offering and the sale of Units (ii) all applicable state securities or blue sky laws and regulations, from time to time in effect, and (iii) the Rules of FINRA applicable to the Offering, from time to time in effect, specifically including, but not in any way limited to, NASD Rule 2340 and FINRA Rules 2040, 2310, 5110, 5131 and 5141 therein. The Dealer Manager will not offer the Units for sale in any jurisdiction unless and until it has been advised that the Units are either registered in accordance with, or exempt from, the securities and other laws applicable thereto.

In addition, the Dealer Manager shall, in accordance with applicable law or as prescribed by any state securities administrator, provide, or require in the Soliciting Dealer Agreement that the Soliciting Dealer shall provide, to any prospective investor copies of the Prospectus and any supplements thereto during the course of the Offering and prior to the sale being completed. The Partnership may provide the Dealer Manager with certain Approved Sales Literature to be used by the Dealer Manager and the Soliciting Dealers in connection with the solicitation of purchasers of the Units. The Dealer Manager agrees not to deliver the Approved Sales Literature to any Person prior to the initial Effective Date. If the Dealer Manager elects to use such Approved Sales Literature after the initial Effective Date, then the Dealer Manager agrees that such material shall not be used by it in connection with the solicitation of purchasers of the Units and that it will direct Soliciting Dealers not to make such use unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future. The Dealer Manager agrees that it will not use any Approved Sales Literature other than those provided to the Dealer Manager by the Partnership for use in the Offering.

(b)	NO ADDITIONAL INFORMATION. In offering the Units for sale, the Dealer Manager shall not, and each Soliciting Dealer shall agree not to, give or provide any information or make any representation other than those contained in the Prospectus or the Approved Sales Literature. The Dealer Manager shall not (i) show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Partnership and marked “institutional use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Units to members of the public and (ii) show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Partnership if such material bears a legend denoting that it is not to be used in connection with the sale of Units to members of the public in such jurisdiction.

(c)	SALES OF UNITS. The Dealer Manager shall, and each Soliciting Dealer, shall agree to solicit purchases of the Units only in the jurisdictions in which the Dealer Manager and such Soliciting Dealer are legally qualified to so act and in which the Dealer Manager and each Soliciting Dealer have been advised by the Partnership in writing that such solicitations can be made.

(d)	SUBSCRIPTION AGREEMENT. The Dealer Manager will comply in all material respects with the subscription procedures and “Plan of Distribution” set forth in the Prospectus. Subscriptions will be submitted by the Dealer Manager and each Soliciting Dealer to the Partnership only on the form which is included as Exhibit C to the Prospectus (the “Subscription Agreement”). The Dealer Manager understands and acknowledges, and each Soliciting Dealer shall acknowledge, that the Subscription Agreement must be executed and initialed by the subscriber as provided for by the Subscription Agreement.

(e)

SUITABILITY. The Dealer Manager will offer Units, and in its agreement with each Soliciting Dealer will require that the Soliciting Dealer offer Units, only to Persons that it has reasonable grounds to believe meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Partnership and will only make offers to Persons in the states in which it is advised in writing by the Partnership that the Units are qualified for sale or that such qualification is not required. In offering Units, the Dealer Manager will comply, and in its agreements with the Soliciting Dealers the Dealer Manager will require that the Soliciting Dealers comply, with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation FINRA Rules 2111 and 2310 and the provisions of Section IV.C and IV.E of the Statement of Policy Regarding Registration of Oil and Gas Programs of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”). The Dealer Manager agrees that in recommending the purchase of the Primary Units to an investor, the Dealer Manager and each Person associated with the Dealer Manager that make such recommendation shall have, and each Soliciting Dealer in its Soliciting Dealer Agreement shall agree with respect to investors to which it makes a recommendation that it shall have reasonable grounds to believe, on the basis of information obtained from the investor concerning the investor’s investment objectives, other investments, financial situation and needs, and any other information known by the Dealer Manager, the Person associated with the Dealer Manager or the Soliciting Dealer that: (i) the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the Partnership; (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and (iii) an investment in the Units offered in the Primary Offering is otherwise suitable for the investor. The Dealer Manager agrees as to investors to whom it makes a recommendation with respect to the purchase of the Units in the Primary Offering (and each Soliciting Dealer in its Soliciting Dealer Agreement shall agree, with respect to investors to whom it makes such recommendations) to maintain in the files of the Dealer Manager (or the Soliciting Dealer, as applicable) documents disclosing the basis upon which the determination of suitability was reached as to each investor. In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, the Dealer Manager and Soliciting Dealers may

rely on (A) representations from investment advisers who are not affiliated with a Soliciting Dealer, banks acting as trustees or fiduciaries, and (B) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the Person or any other information known by the Dealer Manager (or Soliciting Dealer, as applicable), after due inquiry. Notwithstanding the foregoing, the Dealer Manager shall not, and each Soliciting Dealer shall agree not to, execute any transaction in the Partnership in a discretionary account without prior written approval of the transaction by the customer.

(f)	SUITABILITY RECORDS. The Dealer Manager shall, and each Soliciting Dealer shall agree to, maintain, for at least six years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Units (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards. The Partnership agrees that the Dealer Manager can satisfy its obligation by contractually requiring such information to be maintained by the investment advisers or banks referred to in Section 6(e).

(g)	SOLICITING DEALER AGREEMENTS. All engagements of the Soliciting Dealers will be evidenced by a Soliciting Dealer Agreement.

(h)	ELECTRONIC DELIVERY. If the Dealer Manager or any Soliciting Dealer intends to use electronic delivery to distribute the Prospectus to any Person, the Dealer Manager will comply, and will require each Soliciting Dealer to agree that it will comply, with all applicable requirements of the Commission, the Blue Sky laws or FINRA and any other laws or regulations related to the electronic delivery of documents.

(i)	COORDINATION. The Partnership and the Dealer Manager shall have the right, but not the obligation, to meet with key personnel of the other on an ongoing and regular basis to discuss the Offering.

(j)	ANTI-MONEY LAUNDERING COMPLIANCE. Although acting as a wholesale distributor and not itself selling Units directly to investors, the Dealer Manager represents to the Partnership that it has established and implemented anti-money laundering compliance programs (“AML Program”) in accordance with applicable law, including applicable FINRA Conduct Rules, Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”, and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Units. The Dealer Manager further represents that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Dealer Manager hereby covenants to remain in compliance with such requirements and shall, upon request by the Partnership, provide a certification to the Partnership that, as of the date of such certification (i) its AML Program is consistent with the AML Rules, and (ii) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.

(k)	COOPERATION. Upon the expiration or earlier termination of this Agreement, the Dealer Manager will use reasonable efforts to cooperate fully with the Partnership and any other party that may be necessary to accomplish an orderly transfer and transfer to a successor dealer manager of the operation and management of the services the Dealer Manager is providing to the Partnership under this Agreement. The Dealer Manager will not be entitled to receive any additional fee in connection with the foregoing provisions of this Section 6(k), but the Partnership will pay or reimburse the Dealer Manager for any out-of-pocket expenses reasonably incurred by the Dealer Manager in connection therewith.

(l)	CUSTOMER INFORMATION. The Dealer Manager will use commercially reasonable efforts to provide the Partnership with any and all subscriber information that the Partnership requests in order for the Partnership to comply with the requirements under Section 5(l) above.

7.	EXPENSES.

(a)	Subject to Sections 7(b) and 7(c), the Dealer Manager shall pay all of its own costs and expenses incident to the performance of its obligations under this Agreement.

(b)	The Partnership agrees to pay all costs and expenses related to:

(i)	the Commission’s registration of the offer and sale of the Units with the Commission;

(ii)	expenses of printing the Registration Statement and the Prospectus and any amendment or supplement thereto as herein provided;

(iii)	fees and expenses incurred in connection with any required filing with FINRA;

(iv)	all the expenses of agents of the Partnership, excluding the Dealer Manager, incurred in connection with performing marketing and advertising services for the Partnership; and

(v)	expenses of qualifying the Units for offering and sale under state blue sky and securities laws, and expenses in connection with the preparation and printing of the Blue Sky Survey.

(c)	The Partnership shall reimburse the Dealer Manager and Soliciting Dealers for approved or deemed approved bona fide due diligence expenses in accordance with Section 3(e).

8.	INDEMNIFICATION.

(a)	INDEMNIFIED PARTIES DEFINED. For the purposes of this Agreement, an “Indemnified Party” shall mean a Person entitled to indemnification under Section 8, as well as such Person’s officers, directors (including with respect to the Partnership, any Person named in the Registration Statement with his or her consent as becoming a director in the future), employees, members, partners, affiliates, agents and representatives, and each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(b)

INDEMNIFICATION OF THE DEALER MANAGER AND SOLICITING DEALERS. Subject to the limitations in the Partnership Agreement, the Partnership will indemnify, defend and hold harmless the Dealer Manager and the Soliciting Dealers, and their respective Indemnified Parties, from and against any losses, claims, expenses (including reasonable legal and other expenses incurred in investigating and defending such claims or liabilities), damages or liabilities, joint or several, to which the Dealer Manager or its Indemnified Parties, may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Partnership, any material breach of a covenant contained herein by the Partnership, or any material failure by the Partnership to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering; (ii) any untrue statement or alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature or (C) in any blue sky application or other document executed by the Partnership or on its behalf specifically for the purpose of qualifying any or all of the Offered Units for sale under the securities laws of any jurisdiction or based upon written information furnished by the Partnership under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”); or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereto to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Partnership will reimburse the Dealer Manager and its Indemnified Parties, for any reasonable legal or other expenses incurred by the Dealer Manager and its respective Indemnified Parties, in connection with investigating or defending such loss, claim, expense, damage, liability or action; provided, however, that the Partnership will not be liable in any such case to the extent that any such loss, claim, expense, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Partnership by the Dealer Manager expressly for use in the Registration Statement or any post-effective amendment thereof or the Prospectus or any such amendment thereof or supplement thereto. It is being understood and agreed upon that such information shall consist of the following: (1) the first sentence under heading “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Units”; (2) the first sentence of the sixth paragraph under the heading “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Units”; and (3) the first sentence of the tenth paragraph under the heading “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Units” in the Prospectus.

Notwithstanding the foregoing, as required by the Partnership Agreement and Section II.I. of the NASAA Guidelines, the indemnification and agreement to hold harmless provided in this Section 8(b) is further limited to the extent that no such indemnification by the Partnership of the Dealer Manager or its Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Party; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or (c) a court of competent jurisdiction approves a settlement of the claims against the particular Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

(c)

DEALER MANAGER INDEMNIFICATION OF THE PARTNERSHIP AND GENERAL PARTNER. The Dealer Manager will indemnify, defend and hold harmless the Partnership, the General Partner, each of their Indemnified Parties and each Person who has signed the Registration Statement, from and against any losses, claims, expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities to which any of the aforesaid parties may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, expenses, damages (or actions in respect thereof) arise out of or are based upon: (i) in whole in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Dealer Manager or any material breach of a covenant contained herein by the Dealer Manager; (ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature, or (C) any Blue Sky Application; (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading, or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Partnership by the Dealer Manager expressly for use in the Registration Statement or the Prospectus; (iv) any use of sales literature, including “institutional use only” materials, by the Dealer Manager that is not Approved Sales Literature; or (v) any untrue statement made by the Dealer Manager or omission by the Dealer Manager to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the Offering, in each case, other than statements or omissions made in conformity with the Registration Statement, the Prospectus, any Approved Sales Literature or any other materials or information furnished by or on behalf of the Partnership. The Dealer Manager will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, expense, damage, liability or action.

(d)	SOLICITING DEALER INDEMNIFICATION OF THE PARTNERSHIP. By virtue of entering into the Soliciting Dealer Agreement, each Soliciting Dealer severally will agree to indemnify, defend and hold harmless the Partnership, the Dealer Manager, each of their respective Indemnified Parties, and each Person who signs the Registration Statement, from and against any losses, claims, expenses, damages or liabilities to which the Partnership, the Dealer Manager, or any of their respective Indemnified Parties, or any Person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, as more fully described in the Soliciting Dealer Agreement.

(e)

ACTION AGAINST PARTIES; NOTIFICATION. Promptly after receipt by any Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, promptly notify the indemnifying party of the commencement thereof; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel at its own expenses. Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed, but if settled with such consent or if there will be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party, unless such settlement (x) includes an unconditional release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If at any time an Indemnified Party shall have requested an indemnifying party to reimburse the Indemnified Party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by this Section 8(e) effected without its written consent if (i) such settlement is entered into more than sixty (60) days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

(f)	REIMBURSEMENT OF FEES AND EXPENSES. An indemnifying party under Section 8 of this Agreement shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows:

(i)	In the case of the Partnership indemnifying the Dealer Manager, the advancement of Partnership funds to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible (in accordance with Section II.I. of the NASAA Guidelines) only if all of the following conditions are satisfied: (A) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership; (B) the legal action is initiated by a third party who is not a unitholder of the Partnership or the legal action is initiated by a unitholder of the Partnership acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (C) the Dealer Manager undertakes to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which the Dealer Manager is found not to be entitled to indemnification.

(ii)	In any case of indemnification other than that described in Section 8(f)(i) above, the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating in the defense of a majority of the Indemnified Parties against which such action is finally brought; and if a majority of such Indemnified Parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

9.	CONTRIBUTION.

(a)	If the indemnification provided for in Section 8 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership and the Dealer Manager, from the proceeds received in Primary Offering pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership and the Dealer Manager, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(b)	The relative benefits received by the Partnership and the Dealer Manager, in connection with the proceeds received in the Primary Offering pursuant to this Agreement shall be deemed to be in the same respective proportion as the total net proceeds from the Primary Offering pursuant to this Agreement and (before deducting expenses), received by the Partnership, and the total Selling Commissions and Dealer Manager Fees received by the Dealer Manager, in each case as set forth on the cover of the Prospectus bear to the aggregate offering price of the Units sold in the Primary Offering as set forth on such cover.

(c)	The relative fault of the Partnership and the Dealer Manager, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Partnership and by the Dealer Manager and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d)	The Partnership, the Dealer Manager and the Soliciting Dealer (by virtue of entering into the Soliciting Dealer Agreement) agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable contributions referred to above in this Section 9. The aggregate amount paid or payable by an Indemnified Party as a result of the losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this Section 9 shall be deemed to include, subject to the limitations set forth herein, any legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or alleged omission.

(e)	Notwithstanding the provisions of this Section 9, the Dealer Manager and the Soliciting Dealer shall not be required to contribute any amount by which the total price at which the Units sold in the Primary Offering to the public by them exceeds the amount of any damages which the Dealer Manager and the Soliciting Dealer have otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.

(f)	No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

(g)	The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party at law or in equity.

(h)	For the purposes of this Section 9, the Dealer Manager’s officers, directors, employees, members, partners, agents and representatives, and each Person, if any, who controls the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Dealer Manager, and each officers, directors, employees, members, partners, agents and representatives of the Partnership, each officer of the Partnership who signed the Registration Statement and each Person, if any, who controls the Partnership, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Partnership. The Soliciting Dealers’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the number of Units sold by each Soliciting Dealer in the Primary Offering and not joint.

10.	TERMINATION OF THIS AGREEMENT.

(a)	TERM; EXPIRATION. This Agreement shall become effective on the initial Effective Date. Unless sooner terminated pursuant to this Section 10(a), this Agreement shall expire at the end of the Offering Period. This Agreement may be earlier terminated (i) by the Partnership pursuant to Section 10(b) and (ii) by the Dealer Manager pursuant to Section 10(c). The date upon which this Agreement shall have so expired or been terminated earlier shall be referred to as the “Termination Date.”

(b)	TERMINATION BY THE PARTNERSHIP. Beginning six months following the initial Effective Date, this Agreement may be terminated at the sole option of the Partnership, upon at least sixty (60) days’ written notice to the Dealer Manager. The Partnership also may terminate this Agreement immediately, subject to the thirty (30)-day cure period for a “for Cause” termination due to a material breach of this Agreement, upon written notice of termination from the Board of Directors of the Partnership to the Dealer Manager if any of the following events occur:

(i)	For Cause (as defined below);

(ii)	A court of competent jurisdiction enters a decree or order for relief in respect of the Dealer Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Dealer Manager or for any substantial part of its property or orders the winding up or liquidation of the Dealer Manager’s affairs;

(iii)	The Dealer Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Dealer Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due;

As used above, “Cause” shall mean fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of the Dealer Manager’s obligations under this Agreement which materially adversely affects the Dealer Manager’s ability to perform its duties; or a material breach of this Agreement by the Dealer Manager which materially affects adversely the Dealer Manager’s ability to perform its duties, provided that (A) Dealer Manager does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Partnership, or (B) if such material breach is not of a nature that can be remedied within such period, the Dealer Manager does not diligently take all reasonable steps to cure such breach or does not cure such breach within a reasonable time period.

(c)	TERMINATION BY DEALER MANAGER. Beginning six months following the initial Effective Date, this Agreement may be terminated at the sole option of the Dealer Manager, upon at least six (6) months’ written notice to the Partnership. The Dealer Manager also may terminate this Agreement immediately, subject to the thirty (30)-day cure period for a “for Good Reason” termination due to a material breach of this Agreement, upon written notice of termination from the Dealer Manager to the Partnership if any of the following events occur:

(i)	For Good Reason (as defined below);

(ii)	A court of competent jurisdiction enters a decree or order for relief in respect of the Partnership or any of its Subsidiaries in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Partnership or any of its Subsidiaries or for any substantial part of its property or orders the winding up or liquidation of the Partnership’s or any of its Subsidiaries’ affairs;

(iii)	The Partnership or any of its Subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Partnership or any of its Subsidiaries or for any substantial part of their property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due;

(iv)	There shall have been a material change in the nature of the business conducted or contemplated to be conducted as set forth in the Registration Statement at the initial Effective Date by the Partnership and its Subsidiaries, considered as one entity;

(v)	There shall have occurred a Partnership MAE, whether or not arising in the ordinary course of business;

(vi)	A stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and is not rescinded within 10 business days after the issuance thereof; or

(vii)	A material action, suit, proceeding or investigation of the type referred to in Section 1(g) shall have occurred or arisen on or after the initial Effective Date.

As used above, “Good Reason” shall mean fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of the Partnership’s obligations under this Agreement, or a material breach of this Agreement by the Partnership, provided that (i) the Partnership does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Dealer Manager, or (ii) if such material breach is not of a nature that can be remedied within such period, the Partnership does not diligently take all reasonable steps to cure such breach or does not cure such breach within a reasonable time period.

(d)	DELIVERY OF RECORDS UPON EXPIRATION OR EARLY TERMINATION. Upon the expiration or early termination of this Agreement for any reason, the Dealer Manager shall (i) promptly forward any and all funds, if any, in its possession which were received from investors for the sale of Units into the Escrow Account for the deposit of investor funds, (ii) to the extent not previously provided to the Partnership, provide a list of all investors who have subscribed for or purchased Units and all broker-dealers with whom the Dealer Manager has entered into a Soliciting Dealer Agreement, (iii) notify Soliciting Dealers of such termination, and (iv) promptly deliver to the Partnership copies of any sales literature designed for use specifically for the Offering that it is then in the process of preparing. Upon expiration or earlier termination of this Agreement, the Partnership shall pay to the Dealer Manager all compensation to which the Dealer Manager is or becomes entitled under Section 3(d) at such time as such compensation becomes payable.

11.	MISCELLANEOUS.

(a)	SURVIVAL. The following provisions of the Agreement shall survive the expiration or earlier termination of this Agreement: Section 3(d), (e) and (f); Section 5(l); Section 6(f), (k) and (l); Section 7; Section 8; Section 9; Section 10; and Section 11. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.

(b)	NOTICES. All notices, consents, approvals, waivers or other communications (each a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; or (iii) when transmitted, if sent by facsimile transmission, provided confirmation of receipt is received by sender and such Notice is sent or delivered contemporaneously by an additional method provided hereunder; in each case above provided such Notice is addressed to the intended recipient thereof as set forth below:

If to the Partnership:	Atlas Growth Partners, L.P.
Park Place Corporate Center One
1000 Commerce Drive, Suite 410
Pittsburgh, PA 15275
Attention: Edward E. Cohen

with a copy to:

Paul Hastings LLP
600 Travis Street, Suite 5800
Houston, TX 77002
Facsimile No.: (713) 353-3100
Attention: Gislar R. Donnenberg, Esq.

If to the Dealer Manager:	Anthem Securities, Inc.
Park Place Corporate Center One
1000 Commerce Drive, Suite 410
Pittsburgh, PA 15275
Facsimile No.: (412) 262-7430
Attention: Justin T. Atkinson, President

with a copy to:

Kunzman & Bollinger, Inc.
5100 N. Brookline Ave. Suite 600
Oklahoma City, OK 73112
Facsimile No.: (405) 942-3527
Attention: Wallace W. Kunzman, Jr., Esq.

If to the General Partner:	Atlas Growth Partners GP, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 410
Pittsburgh, PA 15275
Attention: Edward E. Cohen

with a copy to:

Freddie Kotek
712 Fifth Avenue, 11th Floor
New York, NY 10019

Any party may change its address specified above by giving each party notice of such change in accordance with this Section 11(b).

(c)	SUCCESSORS AND ASSIGNS. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(d)	INVALID PROVISION. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

(e)	APPLICABLE LAW. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of New York.

(f)	WAIVER. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, New York City, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each party hereto hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

(g)	ATTORNEYS’ FEES. If a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this

Agreement, then the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys, and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party also shall be entitled to recover its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.

(h)	NO PARTNERSHIP. Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager or the Soliciting Dealers as being in association with or in partnership with the Partnership, the General Partner or one another, and instead, this Agreement only shall constitute the Dealer Manager as a broker authorized by the Partnership to sell and to manage the sale by others of the Units according to the terms set forth in the Registration Statement, the Prospectus or this Agreement. Except as explicitly provided herein, nothing contained in this Agreement shall render the Dealer Manager, the Partnership or the General Partner liable for the obligations of any of the Soliciting Dealers or one another.

(i)	THIRD PARTY BENEFICIARIES. Except for the Persons referred to in Section 8 and Section 9, there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any Person not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Except for the Persons referred to in Section 8 and Section 9, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any party to this Agreement. Each of the Persons referred to in Section 8 and Section 9 shall be a third party beneficiary of this Agreement.

(j)	ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(k)	NONWAIVER. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(l)	ACCESS TO INFORMATION. The Partnership may authorize the Partnership’s transfer agent to provide information to the Dealer Manager and each Soliciting Dealer regarding recordholder information about the clients of such Soliciting Dealer who have invested with the Partnership on an on-going basis for so long as such Soliciting Dealer has a relationship with such clients. The Dealer Manager shall require in the Soliciting Dealer Agreement that Soliciting Dealers not disclose any password for a restricted website or portion of website provided to such Soliciting Dealer in connection with the Offering and not disclose to any Person, other than an officer, director, employee or agent of such Soliciting Dealers, any material downloaded from such a restricted website or portion of a restricted website.

(m)	COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(n)	ABSENCE OF FIDUCIARY RELATIONSHIPS. The parties acknowledge and agree that (i) the Dealer Manager’s responsibility to the Partnership and the General Partner is solely contractual in nature, and (ii) the Dealer Manager does not owe the Partnership, the General Partner, any of their respective affiliates or any other Person any fiduciary (or other similar) duty as a result of this Agreement or any of the transactions contemplated hereby.

(o)	DEALER MANAGER INFORMATION. Prior to the initial Effective Date, the parties will expressly acknowledge and agree as to the information furnished to the Partnership by the Dealer Manager expressly for use in the Registration Statement.

(p)	PROMOTION OF DEALER MANAGER RELATIONSHIP. The Partnership and the Dealer Manager will cooperate with each other in good faith in connection with the promotion or advertisement of their relationship in any release, communication, sales literature or other such materials and shall not promote or advertise their relationship without the approval of the other party in advance, which shall not be unreasonably withheld or delayed.

(q)	TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between you, the Partnership and the General Partner in accordance with its terms.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Exclusive Dealer Manager Agreement as of the day and year set forth above.

ATLAS GROWTH PARTNERS, L.P.

By:	/s/ Jeffrey M. Slotterback
Name:	Jeffrey M. Slotterback
Title:	Chief Financial Officer

ATLAS GROWTH PARTNERS GP, LLC

By:	/s/ Jeffrey M. Slotterback
Name:	Jeffrey M. Slotterback
Title:	Chief Financial Officer

Accepted as of the date first above written:

ANTHEM SECURITIES, INC.

By:	/s/ Justin T. Atkinson
Name:	Justin T. Atkinson
Title:	President

Signature Page to The Exclusive Dealer Manager Agreement

Annex A

Subsidiaries of Atlas Growth Partners, L.P.

Atlas Growth Eagle Ford, LLC

Atlas Growth Holdings Operating Company, LLC

Atlas Growth Oklahoma, LLC

Atlas Growth Texas, LLC